[Exhibit 99.1]
For Immediate Release

Apple Computer Details Restructuring Plans

Company Paves Return Road to Leadership With
Focus on Its Distinctive Product Strengths

CUPERTINO, Calif. March 14, 1997 Apple
Computer, Inc. Chairman and CEO Gilbert F. Amelio today detailed a restructuring plan that sharpens the Company's focus on strengths that have been at the heart of its success exceptionally easy-to-use personal and mobile computers with unique multimedia and Internet capabilities.

The top priorities guiding our reorganization are the rapid delivery of distinctive products for our loyal business, education, and home customers, and the development of a robust next-generation operating system to carry them into the future, Amelio said. We can best achieve these goals by streamlining our organization, simplifying our product lines to deliver fewer but much stronger models, and stopping investments in activities that are not central to these core businesses.

Apple began the reorganization last month with a new streamlined organization that focuses research and development efforts on products that are central to its key businesses, unifies Apple's multiple marketing groups, aligns the Company's sales teams to its market strengths, and fully integrates Apple's and NeXT's resources. This simpler organization has two charters: first, to bring distinctive products to market quickly and to market them aggressively to customers in Apple's key markets, and second, to deliver the Company's next-generation operating system, code-named
Rhapsody, while continuing to enhance the Mac(R)
OS.

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The Company simultaneously accelerated moves to
simplify its product line and deliver fewer, but more competitive models, such as the recently announced high-end Power Macintosh(R) and
Power Book(R) 3400 computers and the new entry-level products, scheduled to be announced in April.

The Company has also re-evaluated the funding of certain activities and technologies that are not central to Apple's core business strategy, or that can be better achieved through industry standards, or that represent a strong business opportunity for developers.

The resulting restructuring includes the lay-off of approximately 2,700 Apple employees with notifications scheduled to begin later this month, and an estimated $155 million increase to the Company's restructuring reserves to be charged to the Company's second fiscal quarter earnings. The majority of the total restructuring cost is attributable to the workforce reduction, and the remainder to the cancellation of contracts and leases and to asset writeoffs.

While re-evaluating the funding of certain activities and technologies, the Company reiterated its commitment to deliver Rhapsody in 1998, and to continue to enhance the Mac OS. Technologies that will be maintained as part of the Mac OS but will receive reduced investments for future upgrades include Open Doc(R) component software technology, Cyberdog(R), Open Transport(R), Game Sprockets, and
Mac OS Development Tools. Some other technologies that are not part of the Mac OS, such as the speech technologies, will be maintained without further major upgrades planned.

Other activities and technologies that Apple will not continue to fund include the Video Conferencing
Solution and AIX Server Software. Apple is also exploring a wide range of options for still other technologies and activities, including discussions with prospective licensees and business partners.
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As part of its renewed focus, the Company also said
that it is altering the delivery schedule for Mac OS releases beyond Mac OS 8, scheduled for introduction in July 1997. Instead of two full retail releases of Mac OS in 1998, as previously announced, Apple plans to ship one complete release in mid-1998 (Allegro), and a full release yearly from then on. Between the full releases, the latest system improvements will be made readily available through updates; Apple plans to ship two system updates between Mac OS 8 and Allegro. The change makes more resources available for work on the next-generation operating system and directly answers customers' cost and logistics concerns for frequent major releases.

 With this restructuring, and the painful decisions that have come with it, we are addressing the problem of resource fragmentation and the resulting weakness, Amelio continued. We will limit our focus and put significant muscle behind targeted efforts in order to successfully develop and market winning solutions that have made
Macintosh customers some of the most passionate and loyal in the industry. We fully intend to keep that spirit alive.

Apple Computer, Inc., a recognized innovator in the information industry and leader in multimedia technologies, creates powerful solutions based on easy-to-use personal computers, servers, peripherals, software, information appliances, and
Internet technologies. Headquartered in Cupertino,
Calif., Apple develops, manufactures, licenses, and markets solutions, products, technologies, and services in the areas of business, education, home use, entertainment, scientific, engineering, and government for customers in more than 140 countries.

Press Contacts:
Katie Cotton
Apple Computer, Inc.
(408) 974-7269
email: katiec@apple.com
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Russell Brady
Apple Computer, Inc.
(408) 974-6877
email: brady2@apple.com

Investors Relations
Nancy Paxton
Apple Computer, Inc.
(408) 974-5420
email: paxton1@apple.com

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